Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

TOPS HOLDING LLC

This LIMITED LIABILITY COMPANY AGREEMENT, dated as of May 15, 2013 (this “Agreement”), is entered into by and between Tops Holding LLC, a Delaware limited liability company (the “Company”), and Tops Holding II Corporation, a Delaware corporation (the “Member”).

WHEREAS, Tops Holding Corporation, a Delaware corporation (the “Corporation”), was incorporated under the name Hank Holding Corporation by the filing of a Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on October 5, 2007, pursuant to the provisions of the Delaware General Corporation Law (the “DGCL”).

WHEREAS, all of (i) the stockholders of the Corporation and (ii) the directors of the Corporation have elected to convert the Corporation to a Delaware limited liability company by causing the filing with the Delaware Secretary of State of a Certificate of Conversion from a Domestic Corporation to a Domestic Limited Liability Company and a Certificate of Formation (collectively, the “LLC Filings”) pursuant to the provisions of Section 266 of the DGCL and Section 18-214 of the Delaware Limited Liability Company Act (the “Act”); and

WHEREAS, the Member desires to enter into this Agreement, to be effective upon the effectiveness of the LLC Filings to provide for the governance and operation of the Company.

ACCORDINGLY, the Member agrees as follows:

1. Definitions.

Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them below.

“Act” shall have the meaning ascribed to it in the Recitals.

“Agreement” shall have the meaning ascribed to it in the introductory paragraph.

“Authorized Person” shall have the meaning ascribed to it in Section 5(d).

“Company” shall have the meaning ascribed to it in the introductory paragraph.

“Corporation” shall have the meaning ascribed to it in the Recitals.

“Delaware Secretary of State” shall have the meaning ascribed to it in the Recitals.

“DGCL” shall have the meaning ascribed to it in the Recitals.

“LLC Filings” shall have the meaning ascribed to it in the Recitals.

“Member” shall have the meaning ascribed to it in the introductory paragraph.

“Membership Interests” shall have the meaning ascribed to it in Section 10(c).

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Shares” shall have the meaning ascribed to it in Section 10(c).

2. Name.

The name of the Company shall be Tops Holding LLC, or such other name as the Member may from time to time hereafter designate.

3. Purpose.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4. Offices.

(a) The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Member may designate from time to time.

(b) The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered agent of the Company for service of process at such address is Corporation Service Company.

5. Management of the Company; Officers; Formation.

(a) Subject to the delegation of rights and powers provided for herein, the Member shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, and is authorized to execute any document on behalf of the Company in all cases consistent with this Agreement as in effect from time to time.

(b) The Member may from time to time appoint such officers of the Company, to hold such positions and with such powers, as the Member from time to time shall deem necessary or desirable, and to remove such officers or any of them at any time with or without cause. The initial officers are listed on Schedule B attached hereto.

(c) On any matter that is to be voted on, consented to or approved by the Member, the Member may take such action without a meeting, without prior notice and without a vote, if a consent, in writing, setting forth the action so taken, shall be signed by the Member. Such consent shall be filed with the minutes of the proceedings of the Member.

(d) The Member hereby ratifies, confirms and approves any and all actions taken by Frank Curci as an authorized person within the meaning of the Act (an “Authorized Person”), including, without limitation, the execution and filing on May 15, 2013 of the LLC Filings with the Delaware Secretary of State for the purpose of forming the Company. Thereafter, Frank Curci’s powers as an Authorized Person ceased and the Member became the Authorized Person to execute and file all certificates required or permitted to be filed with the Delaware Secretary of State (and any amendments and/or restatements thereof).

6. Capital Contribution.

The Member has made contributions of capital to the Company as of the date hereof. The Member shall not be obligated to make any further capital contributions to the Company but may, in his sole discretion, make additional capital contributions to the Company from time to time. Any and all capital contributions to the Company may be made by the Member in the form of cash or other assets.

7. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated in a manner determined by the Member.

8. Distributions.

Distributions of cash or property shall be made at such times and in such amounts as determined by the Member.

9. Dissolution.

(a) Subject to the provisions of Section 9(b), the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(i) the determination of the Member to dissolve the Company; or

(ii) the withdrawal of the Member or the occurrence of any other event causing a dissolution of the Company under Section 18-801 of the Act.

(b) Upon dissolution of the Company, the Company’s affairs shall be promptly wound up. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Member, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

10. Administrative Matters.

(a) The Member is the sole member of the Company. Accordingly, the Company shall be disregarded for U.S. federal income tax purposes and the assets and liabilities and items of income and gain and loss and deduction shall be treated as the assets and liabilities and items of income and gain and loss and deduction of the Member.

(b) Unless otherwise determined by the Member, the fiscal year of the Company shall be the calendar year.

(c) The Company shall be authorized to issue a single class of Limited Liability Company Interests (as defined in the Act) (collectively, the “Membership Interests”), including any and all benefits to which the holder of such Membership Interests may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. Pursuant to the Certificate of Incorporation of the Corporation, as amended, the Corporation was authorized to issue one class of common stock (the “Shares”). Effective upon the effectiveness of the LLC Filings, all of the Corporation’s Shares are hereby converted to, and the Company shall be deemed to have issued to the Member, Membership Interests in the percentage set forth on Schedule A attached hereto.

11. Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the consent of the Member; provided, that no such consent shall be required to effectuate the addition of any lender to the Company as an additional member pursuant to the exercise by such lender of its rights under any pledge or security agreement between such lender and the Company.

12. Limitation on Liability; Indemnification.

(a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated for any such debt, obligation or liability of the Company.

(b) The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless the Member from and against any and all claims and demands arising by reason of the fact that such Person is, or was, a member of the Company.

13. Severability.

If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

14. Entire Agreement; Amendment.

(a) This Agreement and the other writings referred to herein contain the entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings with respect thereto.

(b) Except as otherwise provided in this Agreement or the Act, this Agreement may be amended only by the written consent of the Member to such effect.

15. Governing Law; Jurisdiction.

(a) The law of the State of Delaware, without regard to its conflicts of law principles, shall govern the validity of this Agreement, the construction and interpretation of its terms, the organization and internal affairs of the Company and the limited liability of any member(s) and other owners.

(b) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought only in the Court of Chancery of the State of Delaware, and each of the Member, the Company and all subsequent members consent to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue laid therein.

IN WITNESS WHEREOF, the undersigned have duly caused this Agreement to be executed as of the date first written above.

COMPANY

TOPS HOLDING LLC

By:	/s/ Frank Curci
Name:	Frank Curci
Title:	Authorized Person

MEMBER

TOPS HOLDING II CORPORATION

By:	/s/ Frank Curci
Name:	Frank Curci
Title:	President and Chief Executive Officer

[Signature Page to Tops Holding LLC — Limited Liability Company Agreement]

Schedule A

Member Name and Address	Percentage Membership Interest
Tops Holding II Corporation	100%
P.O. Box 1027
Buffalo, New York 14240

Schedule B

Name	Title
Frank Curci	President and Chief Executive Officer

William R. Mills	Senior Vice President, Chief Financial Officer

Lynne Burgess	Senior Vice President, General Counsel and Secretary

Jack Barrett	Senior Vice President, Human Resources and Assistant Secretary

Dave Langless	Vice President, Chief Accounting Officer